Exhibit 99.1

NEWS RELEASE

ASCENA RETAIL GROUP, INC. APPOINTS JOHN SULLIVAN
EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

SUFFERN, NY – NOVEMBER 7, 2011 - Ascena Retail Group, Inc. (NASDAQ - ASNA) announced today that John Sullivan has been appointed Executive Vice President and Chief Operating Officer. In this newly created position, Mr. Sullivan will be responsible for Information Technology, Distribution, and Human Resources Information Systems across all brands. He will report to David Jaffe, President and Chief Executive Officer.

Mr. Sullivan’s executive career spans more than 30 years. Prior to joining the Company, he served as Executive Vice President and Chief Information Officer for QVC, where he transformed the company’s legacy systems. While at QVC, he architected a multi-year strategy to support its multi-channel business including a global consumer website, a comprehensive Warehouse Management System, and a Customer Relationship Management System that enabled strategic promotions, cross selling, and customer personalization.

Prior to joining QVC, Mr. Sullivan was the Senior Vice President Sourcing, Systems and Chief Information Officer for Liz Claiborne, where he was responsible for the company’s global information systems, merchandise replenishment, global apparel and accessories manufacturing, and customer service for both wholesale and retail operations. During his tenure, he spearheaded a five-year plan to transform the company’s supply chain and sourcing strategy. He introduced technology, processes, and created a model for the company’s future stability.

David Jaffe, President and CEO, commented: “We are excited to welcome John to our executive management team. His retail experience, combined with his strong strategic planning, leadership, and technical skills, make him a valuable addition to our team.”

About Ascena Retail Group, Inc.

Ascena Retail Group, Inc. is a leading national specialty retailer of apparel for women and tween girls, operating through its wholly-owned subsidiaries, the dressbarn, maurices and Justice brands. The Company operates through its subsidiaries over 2,500 stores throughout the United States, Puerto Rico and Canada, with revenues of approximately $2.9 billion.

dressbarn offers casual, career and special occasion fashion apparel and accessories at value prices for women ages 35-55, operating 836 stores in 47 states. maurices offers casual and career apparel and accessories at value prices to the fashion-conscious woman, ages 17-34 with a 20-something attitude, and operates 797 stores in 44 states. Justice offers trend-right apparel and accessories at value prices for tween girls ages 7-14 and operates 917 stores in 46 states, Puerto Rico and Canada.

For more information, visit www.ascenaretail.com, www.dressbarn.com, www.maurices.com and www.shopjustice.com.

CONTACT:	Ascena Retail Group, Inc.
Investor Relations
(845) 369-4600

ICR, Inc.
James Palczynski
Senior Managing Director
(203) 682-8229
jp@ircinc.com